Exhibit 99.1

Patriot Bank announces key additions to executive leadership in credit, lending and information technology.

STAMFORD, Conn., April 29, 2021 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot”) (NASDAQ:PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced it has two executive hires and a promotion. Karen Rojeski has joined Patriot as its Executive Vice President and Chief Credit Officer. Steven Grunblatt has been promoted to Executive Vice President and Chief Information Officer. David Lowery has been hired as Head of Lending.

Ms. Rojeski most recently served as Executive Vice President – Chief Credit Officer at Metropolitan Commercial Bank and previously held the position of Senior Vice President – Special Assets Department Manager at Union Savings Bank. Ms. Rojeski brings a rich and diverse experience in community bank credit and lending. Ms. Rojeski holds an undergraduate degree from San Francisco State University and a Master of Science from Fairfield University. Ms. Rojeski commented, “I’m very pleased to be joining Patriot, and to be working with such talented credit and lending professionals”.

Mr. Grunblatt joined Patriot Bank in 2014 as SVP, Director of Technology. He brings with him over twenty-five years of experience in various facets of information technology, including management and oversight of all aspects of vendor management, infrastructure and technology implementation. Mr. Grunblatt graduated from the Wharton School of Business in Pennsylvania with a bachelor’s degree in Economics. “My career with the Bank continues to provide new challenges and opportunities. I’m excited to be joining the executive management team that I’ve worked so closely with for the last seven years”, stated Mr. Grunblatt.

Mr. Lowery is an experienced lending executive and will serve as Patriot Bank’s Head of Lending. He will be responsible for originations, pool purchases and directing the lending function. Mr. Lowery has served in various senior capacities with several institutions including Iberia Bank, Metropolitan and M&T Bank. He has built highly successful lending businesses in the New York metropolitan area. Mr. Lowery commented, “I am very much looking forward to building Patriot’s commercial and consumer lending, while supporting the communities in which we do business”. Mr. Lowery holds an MBA from Loyola University in Maryland in addition to his Undergrad in Economics from Loyola.

“I’m pleased and excited to be able to expand the Bank’s leadership team by adding such talented individuals with deep industry experience. I look forward to the efforts each of them will bring to Patriot’s success”, commented President and CEO Robert Russell. “These individuals have extensive records of performance and will be a substantial resource for Patriot and its customers.

About the Company

Founded in 1994, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Patriot”), a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full-service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business.  An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

Contact:
Patriot Bank, N.A.	Frederick K. Staudmyer	Robert G. Russell, Jr.
900 Bedford Street	EVP & Chief Administrative Officer	President & Chief Executive Officer
Stamford, CT 06901	203-252-5921	203-252-5939
www.BankPatriot.com